UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 8, 2017 (December 4, 2017)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting

Item 1.01.	Entry Into a Material Definitive Agreement.

Underwriting Agreement

On December 4, 2017, Genesis Energy, L.P. (“Genesis”), Genesis Energy Finance Corporation (together with Genesis, the “Issuers”) and certain subsidiary guarantors entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., as representative of a group of underwriters named in the Underwriting Agreement, in connection with the Issuers’ public offering of senior notes (the “Offering”).

The Underwriting Agreement provides for, among other things, the issuance and sale by the Issuers of $450 million in aggregate principal amount of 6.250% senior unsecured notes due 2026 (the “Notes”), guaranteed by certain subsidiary guarantors of Genesis (together with the Notes, the “Securities”).

The Issuers expect to receive net proceeds from the Offering, after deducting underwriting discounts, commissions, and estimated expenses, of approximately $441.8 million. Genesis intends to use the net proceeds from the Offering to (i) fund the purchase price and accrued and unpaid interest for all of its 5.750% senior unsecured notes due 2021 (the “2021 Notes”) validly tendered and accepted for payment in its concurrent cash tender offer (the “Tender Offer”), (ii) fund the redemption price and any accrued and unpaid interest for any 2021 Notes that remain outstanding after the completion or termination of the Tender Offer and (iii) for general partnership purposes, including repaying a portion of the borrowings outstanding under our revolving credit facility.

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes are subject to receipt of legal opinions by counsel and to other customary conditions. The Issuers have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (as amended, the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Securities have been registered under the Securities Act, pursuant to the Registration Statement on Form S-3 (Registration No. 333-203259), as supplemented by the Prospectus Supplement dated December 4, 2017, relating to the Offering, filed with the SEC pursuant to Rule 424(b) of the Securities Act.

The Underwriting Agreement contains representations, warranties and other provisions that were made only for purposes of the Underwriting Agreement and as of specific dates and were solely for the benefit of the parties thereto. Accordingly, investors and securityholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

This summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

From time to time, certain of the underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to Genesis and its affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for Genesis in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of each of the underwriters are lenders under our revolving credit facility, and as such may be entitled to be repaid with the net proceeds of the Offering that are used to repay a portion of the borrowings outstanding under our revolving credit facility and may receive their pro rata portion of such repayment. Citigroup Global Markets Inc. is acting as dealer manager for the Tender Offer, for which it will receive indemnification against certain liabilities and reimbursement of expenses. Additionally, certain of the underwriters or their affiliates are holders of our 2021 Notes and, accordingly, may receive a portion of the proceeds of the Offering in the Tender Offer or any redemption of the 2021 Notes.

Item 7.01	Regulation FD Disclosure

On December 4, 2017, Genesis issued press releases announcing the commencement of the Offering and the pricing of the Securities. Copies of the press releases are furnished as Exhibit 99.1 and Exhibit 99.2, respectively.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 and the press releases are deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and the Exhibits be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibits.

1.1	Underwriting Agreement dated December 4, 2017 among Genesis Energy, L.P., Genesis Energy Finance Corporation, the subsidiary guarantors named therein, and Citigroup Global Markets Inc., as representative of the several underwriters named therein.

99.1	Press release of Genesis Energy, L.P. dated December 4, 2017.

99.2	Press release of Genesis Energy, L.P. dated December 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: December 8, 2017	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer